EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD TRUST ANNOUNCES ACQUISITION OF
9-HOTEL PORTFOLIO FOR $224 MILLION

Acquisition Highlights:

•	9-hotel portfolio consists of 8 select-service hotels and 1 full-service hotel with 1,251 total rooms

•	Purchase price equates to an estimated forward 12-month cap rate of 7.5% and an estimated forward 12-month EBITDA multiple of 11.6x

•	Well-located and diversified portfolio proximate to stable demand generators

•	Relatively new assets with average age of 7 years

•	Remington Lodging to take over property management at closing

DALLAS, May 19, 2015 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has signed a definitive agreement to acquire a 9-hotel portfolio for total consideration of $224 million in cash ($179,000 per key). The Company anticipates financing the portfolio with non-recourse debt of approximately $179 million. Upon closing, all of the properties will be managed by Remington Lodging.
The purchase price represents a trailing 12-month cap rate of 7.2% on net operating income and a trailing 12.1x EBITDA multiple. On a forward 12-month basis, the purchase price represents an estimated cap rate of 7.5% on net operating income and an estimated 11.6x EBITDA multiple. On a trailing 12-month basis, the portfolio achieved RevPAR of $100, with occupancy of 76% and Average Daily Rate of $131.

The portfolio includes:

Hotel	Brand Family	Market	State	Rooms
Courtyard Boston Billerica	Marriott	Boston	MA	210
Courtyard Wichita Old Town	Marriott	Wichita	KS	128
Hampton Inn & Suites Columbus Easton	Hilton	Columbus	OH	145
Hampton Inn & Suites Pittsburgh Washington	Hilton	Pittsburgh	PA	103
Hampton Inn & Suites Pittsburgh Waterfront	Hilton	Pittsburgh	PA	113
Hampton Inn Phoenix Airport	Hilton	Phoenix	AZ	106
Homewood Suites Pittsburgh Southpointe	Hilton	Pittsburgh	PA	148
Residence Inn Stillwater	Marriott	Stillwater	OK	101
Sheraton Ann Arbor	Starwood	Ann Arbor	MI	197
				1,251
“We are pleased to announce this strategic and accretive transaction. This portfolio afforded us the opportunity to acquire well-placed, well-conditioned assets with strong and diverse brands that will expand the geographic footprint of our platform,” said Monty J. Bennett, Ashford Trust's Chairman and Chief Executive Officer. “With the installation of Remington property management at all of these properties, we see substantial upside to the operating performance across this portfolio.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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